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           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
       EXHIBIT 12 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)

         The following table sets forth the ratio of earnings to fixed charges of the Company for the six months ended December 31, 2000 and December 31, 1999 and the five fiscal years ended June 30, 2000 computed by dividing net fixed charges (interest expense on all debt plus the interest element of operating leases) into earnings (income before income taxes and fixed charges).
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                                             Six Months Ended
                                                December 31,                       For Fiscal Years Ended June 30,
                                          -----------------------   -----------------------------------------------------------
                                             2000         1999         2000        1999        1998         1997         1996
                                          ---------     --------    --------    --------     --------     --------     --------
Net Earnings............................  $   3,755     $  7,548    $  7,368    $ 14,088     $ 11,455     $  5,940     $  2,319
Income tax expense......................      2,504        5,032       4,516       7,763        6,435        3,062          802



Interest charges........................     26,864       16,063      38,122      22,427       13,190        5,175        2,668
Amortization of debt issuance costs ....      1,014          837       1,734       1,012        1,171          535          505
Interest portion of rental expense .....        280          218         534         232          136           40           32
                                          ---------     --------    --------    --------     --------     --------     --------
Earnings available to cover fixed
  Charges...............................  $  34,417    $  29,698    $ 52,274   $  45,522    $  32,387     $ 14,752     $  6,326
                                          =========    =========    ========   =========    =========     ========     ========

Fixed charges
    Interest charges....................     26,864       16,063      38,122      22,427       13,190        5,175        2,668
    Amortization of debt issuance             1,014          837       1,734       1,012        1,171          535          505
      costs.............................        280          218         534         232          136           40           32
                                          ---------     --------    --------    --------     --------     --------     --------
    Interest portion of rental expense
      Total fixed charges...............  $  28,158    $  17,118   $  40,390    $ 23,671    $  14,497     $  5,750     $  3,205
                                          =========    =========    ========   =========    =========     ========     ========

Ratio of earnings to fixed charges......       1.22         1.73        1.29        1.92         2.23         2.56         1.97
                                          =========    =========    ========   =========    =========     ========     ========
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